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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Trustees
INTRUST Funds Trust

The Board of Trustees
Master Investment Portfolio:

We consent to the use of our report dated April 2, 1999 for LifePath 2000 Fund, LifePath 2010 Fund, LifePath 2020 Fund, LifePath 2030 Fund, and LifePath 2040 Fund (five of the series constituting INTRUST Funds Trust) incorporated by reference herein.

We also consent to the use of our report dated April 2, 1999 for LifePath 2000 Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, and LifePath 2040 Master Portfolio (five of the series constituting Master Investment Portfolio) incorporated by reference herein.

We also consent to the references to our Firm under the headings "Financial Highlights" in the prospectus and "Independent Auditors" in the Statement of Additional Information.


/s/ KPMG LLP

San Francisco, California
June 30, 1999